Exhibit 1

January 29, 2019

Dear Fellow Shareholder,
You are cordially invited to attend the Elbit Systems Ltd. Shareholders’ Extraordinary General Meeting to be held at 4:00 p.m., local time, on Wednesday, March 6, 2019, at our offices at the Advanced Technology Center, Haifa, Israel.
The agenda of the meeting and the proposals to be voted on are described in the accompanying proxy statement. For the reasons described in the proxy statement, the Board of Directors recommends that you vote “FOR” Items 1 and 2 as specified in the enclosed proxy card.
We look forward to greeting all the shareholders who attend the meeting. However, whether or not you are able to attend, it is important that your shares be represented. Therefore, at your earliest convenience, please complete, date and sign the enclosed proxy card and return it promptly in the provided pre-addressed envelope so that it is received at least four (4) hours before the meeting. If your shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (the “TASE”) you may vote through means of an electronic vote as further detailed in the proxy statement, no later than six (6) hours before the meeting.
Thank you for your cooperation.

Very truly yours,
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
NOTICE OF SHAREHOLDERS’ EXTRAORDINARY GENERAL MEETING
Haifa, Israel
January 29, 2019
This is notice that the Shareholders’ Extraordinary General Meeting (the “Meeting”) of Elbit Systems Ltd. (the “Company”) will be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Wednesday, March 6, 2019, at 4:00 p.m., local time.
It is proposed at the Meeting to adopt the following resolutions:

(1)	To elect Dr. Yehoshua Gleitman for an additional term as an External Director, ending on March 31, 2020, inclusive; and

(2)	To approve the grant by Cyberbit Ltd. to the Company's CEO of the options under Cyberbit's Employee Stock Option Plan.
Further details with respect to the proposed resolutions are included in the accompanying Proxy Statement.
In order to approve each of the resolutions under Items 1 and 2 of the Proxy Statement- a “Special Uninterested Majority” of the Company's shareholders is required.
“Special Uninterested Majority” means the majority of the votes properly cast at the Meeting either in person, by proxy or by a voting instrument, provided that:

(i)
    such majority includes at least a majority of the total votes of shareholders who are not controlling shareholders of the Company and do not have a “personal interest” (as defined below) in the approval of the resolution who participate in the vote, in person, by proxy or by a voting instrument (abstentions will not be taken into account); or

(ii)	the total number of votes of the shareholders referred to in (i) above that are voted against the proposed resolution does not exceed two percent (2%) of the Company’s total voting rights.
Under the Companies Law, a “personal interest” means a shareholder’s personal interest in an act or a transaction of a company, including the personal interest of his or her Relatives (as defined below) or of a corporation in which such shareholder or his or her Relative is an Interested Party (as defined below), excluding a personal interest arising solely from holding the company's shares and including a personal interest of any person voting by proxy with respect to the proposal, even if such person does not have a personal interest, and the vote of such person who is voting by proxy on behalf of another who has a personal interest will also be seen as a vote of a person with a personal interest, whether the discretion to vote is in the hands of the voter or not.
“Relative” means such person’s spouse, brother or sister, parent, grandparent, child, such persons spouse's child, brother, sister or parent or the spouse of any of the above;
“Interested Party” means any entity in which a shareholder or any of his or her Relatives either:
(a)     holds five percent (5%) or more of such entity’s issued share capital or voting rights;
(b)     has the right to appoint a director to such entity’s board of directors or the chief executive officer thereof; or
(c)     is a member of such entity's board of directors or serves as the chief executive officer thereof.
Each shareholder who attends the Meeting in person or by proxy will advise the Company or indicate on the proxy card, as the case may be, whether or not that shareholder is a controlling shareholder or has a “personal interest” in the approval of the respective resolution. Failure to advise or indicate as described above will render the respective shares ineligible to be voted.
Only shareholders of record at the close of business on Monday, February 4, 2019 (the “Record Date”) are entitled to receive notice of, and to vote at, the Meeting. All shareholders are cordially invited to attend the Meeting in person.
Shareholders who hold their Shares in “street name”, meaning in the name of a bank, broker or other record holder, may either direct the record holder of their shares how to vote their shares or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with a proof of such record holder share ownership on the record date.

A shareholder, whose shares are registered with a member of the TASE, is required to prove his or her share ownership in order to vote at the Meeting. Such shareholder will provide the Company with an ownership certificate (as of the Record Date) from that TASE member. Each such shareholder is entitled to receive the ownership certificate in the branch of the TASE member or by mail to his or her address (in consideration of mailing fees only), and is also entitled to receive for no charge, a link to the text of the proxy card and to any Position Statements (as defined below) posted on the Israel Securities Authority website (unless the shareholder notified the TASE member that the shareholder is not so interested); provided that the notice was provided with respect to a particular securities account prior to the Record Date.
The ISA has set up an electronic voting system for shareholder meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their shares through the system, following a registration process, no later than six (6) hours before the time fixed for the Meeting, i.e., by Wednesday, March 6, 2019 at 10:00 a.m., local time.
A shareholder may attend the Meeting and vote in person or appoint a proxy to participate and vote on his or her behalf at the Meeting (subject to the provisions of the Company's articles of association). An appointment of a proxy must be in writing, signed by the shareholder and delivered to the Company's registered office at least four (4) hours before the Meeting, i.e., by Wednesday, March 6, 2019, at 12:00 p.m., local time. In addition, shareholders who are unable to attend the Meeting in person may vote with respect to the item on the Meeting's agenda by means of a proxy card that is attached to the accompanying Proxy Statement. These shareholders are requested to complete, date and sign the enclosed proxy card and return it promptly in the pre-addressed envelope provided so that it is received by the Company at least four (4) hours before the Meeting, i.e., by Wednesday, March 6, 2019, at 12:00 p.m., local time. No postage is required if mailed in the United States. Shareholders who attend the Meeting may revoke their proxies and vote their shares in person.
Shareholders are permitted to express their position on the proposals on the agenda of this Meeting by submitting a written statement (the “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Ronit Zmiri, Corporate Secretary, no later than Sunday, February 24, 2019.
A form of the proxy card and a copy of each Position Statement submitted (if submitted) will be available to the public on the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at www.tase.co.il and on the website of the SEC at www.sec.gov. A shareholder may apply to the Company directly in order to receive a copy of the proxy card and any Position Statement submitted (if submitted).
A copy of the accompanying Proxy Statement, which includes the full version of the proposed resolution, may be reviewed at the Company's offices at the Advanced Technology Center, Haifa, Israel, after coordinating in advance with the Corporate Secretary (Tel: 972 77 2946632) between 9:00 a.m. and 4:00 p.m. Israel time, Sunday - Thursday and may also be reviewed at the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at www.maya.tase.co.il, on the website of the SEC at www.sec.gov and on the website of the Company at www.elbitsystems.com.

By Order of the Board of Directors,
MICHAEL FEDERMANN
Chair of the Board of Directors
BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
Advanced Technology Center
P.O. Box 539
Haifa 3100401, Israel
PROXY STATEMENT

This Proxy Statement is provided to the holders of ordinary shares, NIS 1.00 nominal value per share (the “Shares”), of Elbit Systems Ltd. (the “Company” or “Elbit Systems”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies for use at the Shareholders’ Extraordinary General Meeting to be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Wednesday, March 6, 2019, at 4:00 p.m., Israel time (the “Meeting”), or at any adjournment of the Meeting, as specified in the accompanying Notice of Shareholders’ Extraordinary General Meeting.
It is proposed that at the Meeting the shareholders adopt resolutions for the following purposes:

(1)	To elect Dr. Yehoshua Gleitman to an additional term as an External Director, commencing on the expiry date of his current term and ending on March 31, 2020, inclusive; and

(2)	To approve the grant by Cyberbit Ltd. ("Cyberbit") to the Company's President and CEO ("Company's CEO") of options in the framework of Cyberbit's equity-based plan.
Shares represented by properly signed and unrevoked proxies will be voted in the manner directed by the persons designated as proxies.
QUORUM AND VOTING REQUIREMENTS
Only shareholders of record at the close of business on Monday, February 4, 2019 have the right to receive notice and to vote at the Meeting, and any adjournments or postponements of the Meeting. Distribution of the Proxy Statement will be made following the record date.
On Friday, January 25, 2019, the Company had forty-two million seven hundred fifty-three thousand one hundred and eighty-two (42,753,182) Shares outstanding, each giving a right of one vote for each of the matters to be presented at the Meeting. (This amount does not include one million four hundred eight thousand nine hundred and twenty-one (1,408,921) Shares held by the Company as treasury shares).
The quorum at the Meeting will be at least two (2) shareholders present in person, by proxy or by a voting instrument, and holding or representing at least one-third (1/3) of the outstanding Shares.
If a quorum is not present within one-half (1/2) hour after the time set for the Meeting, the Meeting will be adjourned and will be reconvened one (1) week later at the same time and place unless other notice is given by the Board. If at such adjourned meeting a quorum is not present within one-half (1/2) hour of the time for the adjourned meeting, then any two (2) or more shareholders who together represent at least ten percent (10%) of the shareholders’ voting power, present in person, by a proxy or by a voting instrument, will be considered a quorum.
Joint holders of Shares should note that according to the Company’s Articles of Association the vote, whether in person, by proxy or by a voting instrument, of the senior of any joint holders of any voted Share will be accepted over vote(s) of the other joint holders of that Share. For this purpose seniority will be determined by the order the joint holders’ names appear in the Company’s Register of Shareholders.
In order (i) to elect Dr. Yehoshua Gleitman to an additional term as an External Director, under Item 1 of this Proxy Statement and (ii) to approve the grant by Cyberbit of the options to the Company's CEO, under Item 2 of this Proxy Statement - a “Special Uninterested Majority” is required.
“Special Uninterested Majority” means the majority of the votes properly cast at the Meeting either in person, by proxy or by a voting instrument, provided that:

(i)
such majority includes at least a majority of the total votes of shareholders who are not controlling shareholders of the Company and do not have a “personal interest” (as defined below) in the approval of the resolution, who participate in the vote, in person, by proxy or by a voting instrument (abstentions will not be taken into account); or

(ii)	the total number of votes of the shareholders referred to in (i) above that are voted against the proposed resolution does not exceed two percent (2%) of the Company’s total voting rights.

Under the Companies Law, a “personal interest” means a shareholder’s personal interest in an act or a transaction of a company, including the personal interest of his or her Relatives (as defined below) or of a corporation in which such shareholder or his or her Relative is an Interested Party (as defined below), excluding a personal interest arising solely from holding the company’s shares and including a personal interest of any person voting by proxy with respect to the proposal, even if such person does not have a personal interest. The vote of such person who is voting by proxy on behalf of another who has a personal interest will also be seen as a vote of a person with a personal interest, whether the discretion to vote is in the hands of the voter or not.
“Relative” means such person’s spouse, brother or sister, parent, grandparent, child, such persons spouse’s child, brother, sister or parent or the spouse of any of the above.
“Interested Party” means any entity in which a shareholder or any of his or her Relatives either:

(a)	holds five percent (5%) or more of such entity’s issued share capital or voting rights;

(b)	has the right to appoint a director to such entity’s board of directors or the chief executive officer thereof; or

(c)	is a member of such entity’s board of directors or serves as the chief executive officer thereof.
In connection with the above, each shareholder who attends the Meeting in person, by proxy or by a voting instrument will advise the Company or indicate in the proxy card or the voting instrument, as the case may be, whether or not that shareholder is a controlling shareholder and has a “personal interest” in the approval of the resolution. Failure to advise or indicate as described above will render the respective Shares ineligible to be voted in connection with the respective proposal.
VOTING BY PROXY AND ELECTRONIC VOTING
Shareholders may vote their Shares by attending the Meeting and voting their Shares in person, by completing the enclosed proxy card as detailed below or by an electronic vote.
A proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. In order to be counted for purposes of voting at the Meeting, a properly signed proxy card must be received by the Company at least four (4) hours before the Meeting.
Shareholders who hold their Shares in “street name”, meaning in the name of a bank, broker or other record holder, may either direct the record holder of their Shares how to vote their Shares or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s Shares ownership on the record date. Shareholders who hold their Shares through a member of the Tel-Aviv Stock Exchange (“TASE”) and intend to vote their Shares at the Meeting in person or by proxy must deliver to the Company, via messenger or registered mail, proof of ownership issued by the applicable bank or broker, confirming their ownership of the Shares as of the record date, as required by the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at a General Meeting), 5760-2000.
The Israel Securities Authority (“ISA”) has set up an electronic voting system for shareholders meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their Shares through the system, following a registration process, no later than six (6) hours before the Meeting.
Shareholders may revoke any proxy card or electronic vote prior to their exercise by filing with the Company a written notice of revocation or a properly signed proxy card of a later date, or by voting through the electronic voting system on a later date (in each case such later date must precede the date of the Meeting), or by voting in person at the Meeting.
Unless otherwise indicated on the proxy card or the electronic vote, and to the extent permitted by law and applicable stock exchange requirements, Shares represented by a properly signed and received proxy card in the enclosed form or in an electronic form will be voted in favor of the above described matter to be presented for voting at the Meeting. Abstentions will not be treated as either a vote “for” or “against” the matter, although they will be counted to determine if a quorum is present.
Proxy materials, including this Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about Tuesday, February 5, 2019.
Solicitation of proxies will be made primarily by mail, however, in some cases proxies may be solicited by telephone or other personal contact. The Company will pay for the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy materials, and will reimburse the reasonable expenses of brokerage firms and others for forwarding proxy materials to shareholders.
This Proxy Statement and the accompanying proxy card also constitute a “voting deed” (Ktav Hatzba’a) for the purpose of Regulation 3(c) of the Israeli Companies Regulations (Alleviation for Public Companies Whose Shares are Listed on a Stock Exchange Outside of Israel) - 2000.

POSITION STATEMENTS
Shareholders are permitted to express their position on the proposals on the agenda of this Meeting by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Ronit Zmiri, Corporate Secretary, no later than at the close of business on Sunday, February 24, 2019. Reasonable costs incurred by the Company in dealing with a Position Statement will be borne by the submitting shareholder.
Currently, the Company is not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. A shareholder who holds at least one percent (1%) of the Company’s total voting rights may present proposals for consideration at the Meeting by submitting its proposals to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Ronit Zmiri, Corporate Secretary, no later than at the close of business on Wednesday, February 6, 2019. If the Company determines that a shareholder’s proposal is appropriate for inclusion in the Meeting agenda, a revised agenda will be published by the Company.

BENEFICIAL OWNERSHIP OF SECURITIES BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of January 25, 2019, to the best of the Company’s knowledge, the number of Shares(1).owned by (i) all shareholders known by the Company to own 5% or more of the Company’s Shares and (ii) all directors and officers of the Company as a group:

Federmann Enterprises Ltd.(2) 99 Hayarkon Street Tel-Aviv, Israel	19,580,342(3)	45.8%

Heris Aktiengesellschaft c/o 99 Hayarkon Street Tel-Aviv, Israel	3,836,458(3)	8.97%

All officers and directors as a group (25 persons)	6,183(4)	0.01%
___________________

(1)
Based on forty-two million seven hundred fifty-three thousand one hundred and eighty-two (42,753,182) Shares outstanding as of January 25, 2019, which excludes one million four hundred eight thousand nine hundred and twenty-one (1,408,921) Shares held by the Company as treasury shares.

(2)
Federmann Enterprises Ltd. (“FEL”) owns Shares of the Company directly and indirectly through Heris Aktiengesellschaft (“Heris”) which is controlled by FEL. FEL is controlled by Beit Federmann Ltd. (“BFL”). BFL is controlled by Beit Bella Ltd. (“BBL”) and Beit Yekutiel Ltd. (“BYL”). Michael Federmann is the controlling shareholder of BBL and BYL. He is also the Chair of the Company’s Board and the Chair of the Board and the Chief Executive Officer of FEL. Therefore, Mr. Federmann controls, directly and indirectly, the vote of Shares owned by Heris and FEL.

In connection with FEL’s purchase of the Company’s ordinary shares in 2004 and 2006, FEL obtained loans from two Israeli banks. As security for the loans, FEL pledged an aggregate of four million three hundred thousand (4,300,000) of the Company’s Shares to the banks.

(3)
The nineteen million five hundred eighty thousand three hundred and forty-two (19,580,342) Shares held by FEL include the three million eight hundred thirty-six thousand four hundred and fifty-eight (3,836,458) Shares held by Heris.

(4)	The amount does not include any Shares that may be deemed to be beneficially owned by Michael Federmann as described in footnote (2) above.

DIRECTOR INDEPENDENCE CRITERIA AND CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Under the Nasdaq Marketplace Rules (the “Nasdaq Rules”) that are applicable to the Company, a majority of the members of the Board as well as all of the members of the Audit Committee of the Board (the “Audit Committee”) must meet certain independence criteria. In addition, in accordance with the Nasdaq Rules, the Company’s Corporate Governance and Nominating Committee of the Board (the “Corporate Governance and Nominating Committee”), consisting in its entirety of Directors meeting the independence criteria for directors as defined by the Nasdaq Rules, among other functions, makes recommendations to the Board of qualified candidates for election or appointment to the Board.
The Corporate Governance and Nominating Committee and the Board as a whole have determined that five of the current members of Board (Mr. Yoram Ben-Zeev, Prof. Ehood (Udi) Nisan, Prof. Yuli Tamir and the current External Directors, Dr. Yehoshua Gleitman and Mrs. Dalia Rabin), meet the board of directors’ independence criteria under the applicable Nasdaq Rules for independent directors and audit committee members.
In addition, in accordance with the Companies Law, a majority of the members of the Audit Committee must qualify as “Independent Directors” or “External Directors” in accordance with the criteria of the Companies Law.
The Corporate Governance and Nominating Committee and the Board as a whole have determined that Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir, meet the criteria of an “Independent Director” under the Companies Law and that the current External Directors Dr. Gleitman and Mrs. Rabin, meet the independence criteria for External Directors under the Companies Law.

ITEM 1 - ELECTION OF DR. YEHOSHUA GLEITMAN TO AN ADDITIONAL ONE-YEAR TERM AS AN EXTERNAL DIRECTOR
Under the Companies Law:

(1)
(a)    Each Israeli public company is required to appoint at least two External Directors. Among other requirements, a person may serve as an External Director if that person and each of that person’s Relatives, partners and employers, or any person to whom he or she is subordinated (directly or indirectly), or any entity controlled by that person, did not have, at any time during the two years preceding that person's appointment as an External Director, any affiliation (as defined in the Companies Law) with either the applicable company, the entities controlling the company, a Relative of the controlling shareholder or the entities controlled by the company or by the company’s controlling shareholders.

(b)
A person may not serve as an External Director if that person or that person's Relative, partner, employer, any person to whom he or she is subordinated (directly or indirectly), or any entity controlled by that person, has business or professional relationships with an entity with which an affiliation is prohibited (as stated in the Companies Law), even if such relationship is not on a regular basis (other than a negligible relationship). Furthermore, a person who received compensation for his or her service as a director of the respective company, other than the permitted compensation for an External Director under the Companies Law, may not serve as an External Director of that company.

(c)
A person may serve as an External Director if and so long as no conflict of interest exists or may exist between his or her responsibilities as a member of the board of directors of the respective company and his or her other positions or business activities and so long as such positions or business activities do not impair his or her ability to serve as a director.

(2)
Any committee of the Board must include at least one External Director, and all External Directors must be members of the Audit Committee, the Financial Statements Review Committee and the Compensation Committee.

(3)
In general, at least one External Director must have “accounting and financial expertise”, and the other External Director(s) must have “professional competence”. Under the regulations of the Companies Law, a director has "financial and accounting expertise" if he or she, based on his or her education, experience and qualifications, is highly skilled in respect of, and understands, business and accounting matters and financial statements, in a manner that enables him or her to have an in-depth understanding of the company’s financial statements and to stimulate discussion in respect of the manner in which the financial data is presented. The evaluation of the accounting and financial skill of a director is to be made by the board of directors taking into account the parameters specified under the Companies Law. A director has "professional competence" if he or she has an academic degree in either economics, business administration, accounting, law or public administration or an academic degree in an area relevant to the company's business, or has at least five years' experience in a senior position in the business management of a corporation with a substantial scope of business, in a senior position in public service or in the field of the company’s business. The evaluation of the professional competence of a director is to be made by the board of directors.

(4)
Under the Companies Law, External Directors serve for a three-year term following which they may stand for re-election to up to two additional terms of three years each. In accordance with the Israeli regulations with respect to "dual listed" companies (companies whose shares are listed for trading on the TASE as well as on another stock exchange outside of Israel), dual listed companies, such as the Company, may have their External Directors elected for additional terms of up to three-years each, beyond the first three terms dictated by the Companies Law, provided that the audit committee and the board as a whole have determined that in light of such External Director’s expertise and unique contribution to the work of the board and its committees, his or her nomination for an additional term of office is to the best interest of the company. Such election is also subject to the approval of the shareholders’ meeting with a special majority.

(5)
In March 2008, The Company's shareholders approved an amendment to, Company's Articles of Association that allows the Company to nominate its External Directors for election to additional terms in accordance with the Israeli regulations.

Dr. Yehoshua Gleitman has served as an External Director of the Company since March 2010 and is the chair of the Board’s Audit Committee and Financial Statements Review Committee. Dr. Gleitman is considered by the Board to have accounting and financial expertise. The third three-year term of office of Dr. Gleitman expires on March 7, 2019 ("Current Term").

The Company’s Corporate Governance and Nominating Committee, Audit Committee and the Board as a whole, in respective meetings held on January 10, 2019, have discussed Dr. Gleitman's expertise and unique contribution to the work of the Audit Committee, the Financial Statements Review Committee and the Board, considering his extensive understanding of the Company's activities, his financial and business expertise and his considerable experience as chair of both the Audit and the Financial Statements Review Committees.
In particular, the Corporate Governance and Nominating Committee, the Audit Committee and the Board noted that in light of Dr. Gleitman's unique contribution to the Board in connection with the Company’s acquisition of IMI Systems Ltd., which was completed only two months ago, at the end of November 2018, it will be of great value to the Company, at this point of time, to extend the term of office of Dr. Gleitman for an additional year, due to his level of professional knowledge and experience and his deep understanding of the managerial and strategic objectives of the Company. The Corporate Governance and Nominating Committee, the Audit Committee and the Board emphasized that Dr. Gleitman is a valuable asset to the Board in implementing the Company’s future plans and meeting the unique challenges over the next year.
In light of the above, the Company’s Corporate Governance and Nominating Committee, Audit Committee and the Board have determined that the nomination of Mr. Gleitman for an additional year as an External Director will be in the best interest of the Company.
The Companies Law requires that a person will not be elected and will not serve as a director, including as an External Director, in a public company if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his or her director position in the company, taking into consideration, among other factors, the special needs and size of the company. A general shareholders meeting of a company whose shares are publicly traded, at which the appointment of a director, including an External Director, is to be considered, will not be convened unless the nominee has declared to the company that he or she complies with the above-mentioned requirements and details of his or her applicable qualifications are provided, and in case such nominee is an External Director - such nominee has also declared that he or she complies with the applicable independence criteria under the Companies Law to serve as an External Director. Dr. Gleitman has declared to the Company that he complies with the required qualifications under the Companies Law for appointment as an External Director, detailing his applicable qualifications and that he is capable of dedicating the appropriate amount of time for the performance of his role as a member of the Board.
In addition, the Corporate Governance and Nominating Committee has determined that Dr. Gleitman continues to meet the applicable criteria for External Directors under the Companies Law and that, as mentioned above under "DIRECTOR INDEPENDENCE CRITERIA AND CORPORATE GOVERNANCE AND NOMINATING COMMITTEE" he also continues to meet the board of directors' independence criteria under the applicable Nasdaq Marketplace Rules. The Corporate Governance Nominating Committee recommended to the Board that Dr. Gleitman be nominated for election as an External Director for an additional one-year term of office.
The Board has approved the recommendation of the Corporate Governance and Nominating Committee and determined that the Dr. Gleitman continues to meet the applicable criteria for External Directors under the Companies Law as well as the directors' independence criteria under the applicable Nasdaq Marketplace Rules. The Board also determined that Dr. Gleitman is considered as having financial expertise as required by the Companies Law.
If elected for the additional term as an External Director, Dr. Gleitman will hold office until and including March 31, 2020, unless his office is vacated earlier in accordance with the provisions of the Companies Law and the Company’s Articles of Association. If for any reason Dr. Gleitman should be unable to serve, another person will be elected in accordance with applicable law.
In accordance with the Company's compensation policy (“Company's Compensation Policy”) and the Companies Law, the Company's Compensation Committee and the Board as a whole have approved, in respective meetings held on January 10, 2019, that Dr. Gleitman will continue to be entitled to payment in accordance with maximum regulatory rates payable to External Directors under Israeli law for companies similarly classified based on their shareholding equity as may be from time to time updated by the Israeli regulations, which currently consist of an annual fee of NIS one hundred eleven thousand one hundred and fifteen (NIS 111,115) (equal to approximately $30,096) and a per meeting fee of NIS four thousand two hundred and seventy five (NIS 4,275) (equal to approximately $1,158), which reflect the above mentioned fee level, linked to the increase in the Israeli consumer price index.
In addition, if elected for the additional one-year term as an External Director, Dr. Gleitman will continue to be covered by any D&O liability insurance in effect as of the date of his election and thereafter purchased by the Company from time to time in accordance with the provision of the Compensation Policy in effect and as approved by the Compensation Committee, the Board and the Company's shareholders. Also, if elected for such additional term as an External Director, Dr. Gleitman will continue to be covered by the indemnification letter granted to him by the Company in accordance with the resolution adopted at the Shareholders Annual General Meeting held in November 2011.

Background information regarding Dr. Yehoshua Gleitman, who is 69 on the date of this Proxy Statement, is as follows:
Dr. Yehoshua (Shuki) Gleitman has served since 2001 as the managing partner of Platinum VC, a venture capital firm. He currently serves as chair of the board of directors of Capital Point Ltd., of GLK Investment and Management Company Ltd., of GIBF - Guangzhou Israel Bio Tech Fund, of Teuza - A Fairchild Technology Venture Ltd., and is a director of G Medical Innovations Holdings Ltd., a company incorporated in the Cayman Islands. From 2000 until 2005, he was the chief executive officer and a director of SFKT Ltd. From 1997 until 1999, Dr. Gleitman was the chief executive officer of Ampal-American Israel Corporation. Prior to that he served in various senior management positions in the Israeli government and in Israeli industry, including as director general and chief scientist of the Israel Ministry of Industry and Trade, chair of the U.S.-Israel Industrial R&D Foundation, joint chair of the U.S.-Israel Science and Technology Commission, managing director of AIMS Ltd., vice president and general manager of Elop Electro-Optic Industries Ltd.’s (“Elop”) marine and aerial operations and head of the Laser Branch of the Israel Ministry of Defense. Dr. Gleitman serves as the honorary consul general of Singapore to Israel. Dr. Gleitman holds bachelor of science, master of science and PhD degrees in physical chemistry from the Hebrew University. Dr. Gleitman serves as the chair of the Audit Committee and the Financial Statements Review Committee of the Board and as a member of the Compensation Committee and the Corporate Governance and Nominating Committee of the Board. He is considered by the Board to have accounting and financial expertise under the Companies Law.
At the Meeting, the Board of Directors will propose that the following resolution be adopted:
“RESOLVED, that Dr. Yehoshua Gleitman be elected for an additional one-year term as an External Director of the Company commencing on the expiry of the Current Term and ending on March 31, 2020, inclusive.”
The Board of Directors recommends a vote FOR approval of this resolution.

ITEM 2 - APPROVAL OF THE GRANT BY CYBERBIT TO THE COMPANY'S CEO OF OPTIONS IN THE FRAMEWORK OF CYBERBIT'S EQUITY-BASED PLAN

Cyberbit is a privately-held Israeli commercial company, which was established in 2015 by the Company as a start-up subsidiary, and is engaged in the commercial cyber security area. In 2018, Cyberbit received a $30 million investment from a private equity investor. The Company currently holds sixty-nine and twenty-six one hundredths of a percent (69.26%) of the shares of Cyberbit, on a fully diluted basis.
In 2017, the board of directors of Cyberbit ("Cyberbit Board") adopted an employee stock option plan (the "Cyberbit ESOP") for Cyberbit's employees and "office holders" (which term is defined in the Companies Law as including the members of Cyberbit Board). The Company's CEO, Mr. Bezhalel Machlis, is the chair of Cyberbit Board and hence considered an "office holder" as such term is defined in the Companies Law.
On January 15, 2019, the Cyberbit Board approved the grant to the Company's CEO of options under Cyberbit ESOP, as follows:
Quantity and Type: A one-time grant of one hundred twenty-one thousand two hundred ninety-eight (121,298) options to purchase ordinary shares of Cyberbit (the "Cyberbit Options"). In accordance with the Cyberbit ESOP, the Cyberbit Options will be granted pursuant to the terms of the capital gains route under Section 102 of The Israeli Income Tax Ordinance [New Version], 1961, as amended from time to time (the "Ordinance"), which includes, among other things, a requirement that the Cyberbit Options and the underlying shares be held by a trustee with lock-up conditions as set forth in the Ordinance.
Exercise Price and Value of Benefit: In accordance with the Cyberbit ESOP, the exercise price of a Cyberbit Option is determined by the Cyberbit Board on the date that the Cyberbit Board approved the grant. Cyberbit Board has determined that the Cyberbit Options will be granted to the Company's CEO at an exercise price of seven dollars and sixty-two cents ($7.62) per Cyberbit Option, which is consistent with the exercise price of options granted in the framework of the Cyberbit ESOP to Cyberbit's employees and other office holders on the basis of an evaluation report obtained by Cyberbit. The average benefit per year embedded in the Cyberbit Options to be granted to the Company's CEO, calculated in accordance with an acceptable valuation method, is approximately fifty four thousand dollars ($54,000).
Vesting: In accordance with the terms of the Cyberbit ESOP, the Cyberbit Options will vest over a four-year period, twenty five percent (25%) thereof at the end of each such year.
Other Terms - The Cyberbit Options are subject to the terms of the Cyberbit ESOP, which sets forth customary terms pursuant to which the Cyberbit Options may be accelerated in cases such as a merger and acquisition transaction or an initial public offering and other customary terms.
In accordance with the Companies Law, equity-based awards are considered part of the terms of office and employment arrangements of "office holders" (as defined in the Companies Law which definition includes the chief executive officer of an Israeli publicly traded company). The Companies Law requires that such an award be generally consistent with the respective company's compensation policy and be approved by such company's compensation committee, the board of directors and shareholders by a Special Uninterested Majority. In the event that the grant of the award is not so approved by the shareholders, the board of directors may nonetheless approve it, provided that the compensation committee and the board of directors, following further discussion of the matter and for specified reasons, determine that the approval of the compensation policy is in the best interests of the company.
On January 28, 2019, following the approval by the Company’s Compensation Committee, the Company’s Board approved the grant of the Cyberbit Options under the provisions of the Cyberbit ESOP to the Company's CEO.
In approving the grant of the Cyberbit Options to the Company's CEO, the Compensation Committee and the Board considered, among other factors, that, as is customary in such start-up companies, Cyberbit has granted options under the Cyberbit ESOP to a number of its employees and other "office holders" and that the Cyberbit Options are granted to the Company's CEO at the same exercise price and under similar terms as those granted to Cyberbit's employees and "office holders". The Compensation Committee and the Board also mentioned in their respective resolutions, that the compensation policy of the Company as approved by the Company's shareholders, allows, subject to the approval of the Compensation Committee and the Board, the grant to the Company's executive officers, including to the Company's CEO, of options in such start-up companies in order to respond to the unique situations of start-up companies and to incentivize the Company's executive officers over the long term with regards to their activities in connection with such companies.

The Compensation Committee and the Board emphasized the substantial contribution of the Company's CEO in obtaining the $30 million initial investment in Cyberbit and noted that, as chair of Cyberbit Board, he is required to further enhance the growth of Cyberbit in order to achieve Cyberbit's strategic goals. The Compensation Committee and the Board determined in their respective approvals that the success of Cyberbit is in the interest and benefit of the Company.
In accordance with the Companies Law, the granting of the Cyberbit Options to the Company's CEO also requires the approval of the Company's shareholders by a Special Uninterested Majority. In the event not approved by the shareholders, the grant of the Cyberbit Options to the Company's CEO may nonetheless be approved by the Board, provided that the Compensation Committee and the Board, following further discussion of the matter and for specified reasons, determine that the approval of the grant of the Cyberbit Options to the Company's CEO is in the best interests of the Company.
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, that the grant by Cyberbit of the Cyberbit Options under the Cyberbit ESOP to the Company's CEO, all as described in Item 2 of the Proxy Statement, is approved”.
The Board of Directors recommends a vote FOR approval of this resolution.

By Order of the Board
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

Date: January 29, 2019

QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDERS'
EXTRAORDINNARY GENERAL MEETING

The following questions and answers summarize the major issues to be discussed at the Shareholders’ Extraordinary General Meeting. For a more complete description of the issues please see the accompanying Proxy Statement.

Q:	When and where is the Meeting?

A:	The Meeting will take place at 4:00 p.m. local time, on Wednesday, March 6, 2019, at the Company’s offices at the Advanced Technology Center, Haifa, Israel.

Q:	What is the record date for the Meeting?

A:	The record date is Monday, February 4, 2019, and all shareholders holding shares at the close of business on Monday, February 4, 2019 will be entitled to receive notice of and to vote at the Meeting.

Q:	What are the items to be voted on at the Meeting?

A:	The items to be voted on include:

(i)	the election of Dr. Gleitman for an additional one-year term as an External Director of the Company; and

(ii)	the approval of the grant by Cyberbit Ltd, ("Cyberbit) of options to the Company's CEO.

Q:	Why is it necessary to re-elect Dr. Gleitman as an External Director at this time?

A:
Under Israeli law, a publicly traded company such as the Company is required to have at least two External Directors who meet the independence criteria specified in the Israeli Companies Law. Under the Israeli Companies Law an External Director is elected for a three-year term of office, and may be re-elected up to a total of two additional consecutive three-year terms. However, the Israeli regulations with respect to "dual listed" companies (companies whose shares are listed for trading on the TASE as well as on another stock exchange outside of Israel), such as the Company, may have their External Directors elected for additional terms of up to three-years each, beyond the first three terms dictated by the Israeli Companies Law, provided that the audit committee and the board as a whole have determined that in light of the expertise and unique contribution to the work of the Board and its committees of such External Director, his or her nomination for an additional term of office is to the best interest of the company. The third term of office as an External Director Dr. Gleitman expires in March 2019. The Company's audit committee and the board have determined, for reasons detailed in the accompanying Proxy Statement, that in light of Dr. Gleitman's expertise and unique contribution to the work of the board of the Company and its committees, his nomination for an additional one-year term of office is in the best interest of the Company.

Q:	Why is it necessary to approve the grant by Cyberbit of options to the Company's CEO?

A:
Under the Israeli Companies Law the granting of an equity award to an executive officer of a publicly traded company is considered as part of such executive officer's employment terms. The terms of employment of the general manager (or the CEO) of a publicly traded company such as the Company, require, in addition to the approval of the company’s compensation committee and the board of directors, the approval of the by the required majority of the company's shareholders.

Q:	Does the Company and its Board of Directors support the proposals to be voted on at the Meeting?
A:    Yes.

Q:	What voting majority is required to approve the proposals?

A:
In order to approve each of the proposals under Items 1 and 2 of the Proxy Statement, a majority of the votes properly cast at the Meeting, either in person or by proxy or by other voting instrument, is required provided that: (i) the above majority must include a majority of the total votes of shareholders who are not controlling shareholders of the Company and shareholders who do not have a “personal interest” (for the definition of “personal interest” see the Proxy Statement) in the approval of the resolution, who participate in the vote, in person or by proxy (abstentions will not be taken into account); or (ii) the total number of votes of the shareholders referred to in (i) above that are voted against the proposed resolution does not exceed two percent (2%) of the Company’s total voting rights.

Q:	What do I need to do now?

A:
Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible. So that your shares will be represented at the Meeting, the signed proxy card must be received by the Company at least four (4) hours before the Meeting. If you sign and send your proxy card but do not indicate how you want to vote, your proxy may be counted as a non-eligible vote for the proposal(s) with respect with which you did not indicate how you want to vote. If your shares are listed on the TASE you may use the electronic voting systems set up by the Israel Securities Authority via its MAGNA online platform, following a registration process, no later than six (6) hours before the Meeting.

Q:	What do I do if I want to change my vote?

A:
Just mail a later-dated, signed proxy card or other document revoking your proxy in time for it to be received by the Company at least four (4) hours before the Meeting, or attend the Meeting in person and vote. If you use the electronic voting system mentioned above you may change your vote at any time up until six (6) hours before the Meeting.

Q:	If my shares are held in “street name” by my broker, a bank or other representative, will my representative vote my shares for me?

A:
If you hold your shares through a broker, bank or other representative, you may either direct the record holder of your Shares how to vote or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder, together with a proof of such record holder with respect to the holding of your Shares on the record date. If your shares are held through a member of the Tel-Aviv Stock Exchange (“TASE”) and you intend to vote your Shares at the Meeting in person or by proxy you must deliver to the Company, via messenger or registered mail, a proof of ownership issued by the applicable member of the TASE, confirming your ownership of the Shares as of the record date.

Q:    Who can help answer my questions?

A:
For additional information about the Meeting, please contact during normal office hours, Sunday through Thursday, Mrs. Ronit Zmiri, the Company's Corporate Secretary, at the Company's offices in Haifa, Israel, telephone +972-77-2946632.